EXHIBIT NO. 99.1: Press release of Alcan Inc. dated January 17, 2003

Press Release

FOR IMMEDIATE RELEASE

ARBITRATOR RULES ON ALCAN - POWEREX/BC HYDRO DISPUTE

Montreal, Canada - January 17, 2003 - Late Friday, Alcan Inc. (NYSE, TSX: AL) received a decision following arbitration hearings held in December 2002 on a contractual dispute between Powerex (a subsidiary of BC Hydro) and Alcan. The arbitrator confirmed Powerex's claim for US$100 million. Under the circumstances Alcan expects to provide for this contingent liability in its fourth quarter results as a non-recurring charge. Alcan will report its fourth quarter earnings on January 21, 2003.

The dispute stemmed from a contract that Powerex claimed was terminated due to the bankruptcy of Enron Power Marketing Inc. (an affiliate of Enron Corporation) and for which Alcan retained certain liabilities. Given the strength of its defense, Alcan is surprised by the ruling and is reviewing the arbitrator's decision, in order to determine the extent of the Company's rights, obligations and future courses of action.

A standstill agreement currently is in effect where Alcan and Powerex have agreed that no action will be taken to set aside or enforce the arbitrator's decision pending discussions between the parties. One of the issues that will be discussed is the means by which the decision may be satisfied by the supply of electrical power.

Through its Kemano Power plant located in Northern British Columbia, Alcan produces approximately 800 MW of electric power, which is primarily consumed in its Kitimat, B.C. aluminum smelter. The amount of power under dispute is 167 MW for the year 2002 and 81 MW for the next 12 years.

Alcan is a multinational, market-driven company and a global leader in aluminum and specialty packaging with 2001 revenues of US$12.6 billion. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs 48,000 people and has operating facilities in 38 countries.

Media contact

Daniel Gagnier

(514) 848-8118

Investor contact

Jo-Ann Longworth

(514) 848-8368

Backgrounder

  In 1997, as part of the claim settlement arrangements related to the British Columbia Government's cancellation of the Kemano Completion Project, Alcan received the right to transfer a portion of a power supply contract with BC Hydro to a third party.
  In 1997, Alcan sold the right to supply power until 31 December 2014 (167 MW to the end of 2002 and 81 MW for the remaining period) to Enron Power Marketing Inc. (EPMI), a subsidiary of Enron Corporation (Enron) for a cash consideration.
  In order to obtain the consent of BC Hydro to this sale, Alcan was required to retain residual liability for EPMI's performance of the power supply contract in the event that EPMI became unable to perform.
  This contingent obligation was subject to a maximum aggregate amount of $100 million, with mitigation and subrogation rights. It was also guaranteed by Enron.
  On 2 December 2001, EPMI and Enron filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Powerex, the BC Hydro affiliate which now holds the rights to the portion of the power supply contract transferred to EPMI, maintained that it terminated the power supply contract and as a result filed a claim for $100 million against Enron on 15 March 2002.
  On 20 February 2002, Powerex announced its intention to pursue a claim and Alcan announced its intention to contest.
  The status of the Powerex claim was described in Alcan's Annual Report for 2001 and in the quarterly financial statements for the first, second and third quarters of 2002.
  The arbitration proceedings took place in Oregon during December 2002 and the arbitrator's decision was issued on 17 January 2003, and was received by Alcan after the close of markets, supporting the claim by Powerex ordering Alcan to pay the sum of US$100 million.
  Given the strength of its defense, Alcan is surprised by the ruling and is reviewing the arbitrator's decision, in order to determine the extent of the Company's rights, obligations and future courses of action,